7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Recaps 2010 Financial Results
and Provides Update on Recent Activities

DENVER, March 16, 2011 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE Amex and TSX: VGZ) today provided an overview of the Company’s recent operating highlights and selected financial results for the year ended December 31, 2010.  The Company’s full financial results can be found in the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) and the Canadian securities regulatory authorities on March 14, 2011.

Recent Highlights Include:

●
Results of a Preliminary Feasibility Study at the Batman Deposit located at our Mt. Todd gold project doubled our previously reported estimated proven and probable reserves. Please refer to our press release dated August 18, 2010 for further details on the Preliminary Feasibility Study.

●
Vista and Midas Gold Inc. ("Midas") entered into a Combination Agreement, that if completed, would result in the combination of interests in the Yellow Pine-Stibnite District to form the new Golden Meadows Project (the “Combination”), and announced the resource estimates for the proposed new project.  The Combination is subject to closing conditions and approvals, including the approval of Midas’ shareholders.  See our press releases dated February 23, 2011 and March 2, 2011 for additional information on the Combination and the resource estimates for the proposed new project.

●	Repayment of the principal amount of US$23 million of our senior secured convertible notes (the “Notes”) (with accrued interest) at maturity on March 4, 2011.
●	Our common share purchase warrants issued as part of the special warrant private placement offering in October 2010 started trading on March 14, 2011 on the TSX under the symbol VGZ.WT.S.

Commenting on the Company’s achievements and results, Mike Richings, Executive Chairman and CEO, noted: “While we continue to advance the permitting for our Concordia gold project in Mexico, we dedicated much of 2010 to developing the other important projects in our portfolio.  In Australia, we have successfully completed two positive preliminary feasibility studies for the Mt. Todd gold project and have discovered new exploration targets on our exploration leases.  We have commenced the bankable feasibility study and the permitting process for the Mt. Todd gold project.  We plan to complete the study by the end of 2011 and expect permitting to be completed in the first half of 2012.

In February, we announced the entry into a Combination Agreement in relation to our proposed transaction to combine our Yellow Pine gold project with the Idaho holdings of Midas Gold Inc. to form a new company, Midas Gold Corp.  In much the same way that our spin-off of Allied Nevada unlocked the inherent value in our previously held Nevada properties and Hycroft Mine, we believe the combination with Midas is key to unlocking the full potential value of Yellow Pine and the Yellow Pine-Stibnite District.

Our Concordia gold project continues to have strong economics at current gold prices. As we already own some key, long-delivery pieces of milling equipment, we are ready to move forward once we receive the permits. In the meantime, we are initiating an exploration program at our Guadalupe de los Reyes gold and silver project also in Mexico.  The planned exploration program has the potential to expand the project’s current estimated gold and silver resources.

Finally, and importantly, Vista is now debt free, and we can continue to focus on building value for our investors from all aspects of our portfolio.”

Selected 2010 Results from Operations and Financial Data

For 2010, Vista posted a net loss of US$9.6 million, or US$0.20 per share, as compared to a net loss of US$1.9 million, or US$0.05 per share for the same period in 2009.  The increased net loss in 2010 was attributed primarily to a decrease in the gain on disposal of marketable securities of US$6.5 million. The gain during 2009 was mostly the result of the sale of the Company’s Allied Nevada Gold Corp. (“Allied”) shares which were retained in connection with the transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied.  Also contributing to the net loss for 2010 was an increase in the loss on extinguishment of convertible debt of US$2.5 million, a non-cash item.

Exploration, property evaluation and holding costs
Exploration, property evaluation and holding costs increased to US$2.1 million during the year ended December 31, 2010, as compared with $1.5 million for the same period in 2009.  The increase during 2010 was primarily due to an increase in holding costs at the Concordia gold project of US$700,000 which reflects increasing administrative and legal costs for activities related to permitting and community relations, which was offset by a decrease in holding costs at the PT Masmindo gold project of US$61,000.

Corporate administration and investor relations
Corporate administration and investor relations costs decreased to US$4.3 million during the year ended December 31, 2010, compared with US$4.6 million in 2009.  The decrease as compared to the prior period was primarily due to a decrease in stock-based compensation expense of US$389,000.

Interest expense
Interest expense was US$1.7 million during the year ended December 31, 2010, as compared to US$2.3 million in 2009.  Reduced interest expense in 2010 is primarily attributed to the repurchase of US$5.7 million of the Notes in May 2010.

Marketable Securities
At December 31, 2010, Vista held marketable securities available for sale with a quoted market value of US$1.7 million.  Vista purchased the securities for investing purposes with the intent to hold the securities until such time as it would be advantageous to sell the securities at a gain.

Notes
On May 20, 2010, the Company entered into a notes repurchase agreement (the “Agreement”) with Whitebox Advisors LLC (“Whitebox”) whereby Vista agreed to repurchase the remaining Notes held by Whitebox. Pursuant to the Agreement, Vista agreed to repurchase Notes in the principal amount of US$5.7 million and interest payable through maturity on the Notes of US$691,000.  Vista agreed to pay Whitebox US$2.2 million in cash and to issue 1,902,684 in Common Shares to Whitebox as consideration.

Financial Position, Liquidity and Capital Resources

Operating Activities
Net cash used in operating activities in 2010 was US$8.7 million, as compared with US$7.9 million in 2009.

Investing Activities
Net cash used in investing activities in 2010 was US$11.0 million, as compared with net cash provided by investing activities of US$3.3 million in 2009.  The increase of US$14.3 million in cash used by investing activities in 2010 was mostly the result of the following:

●
A decrease in the proceeds from the sale of marketable securities of US$8.7 million.  On April 3, 2009, the Company sold all 1,529,848 common shares of Allied that it held for approximately US$9.0 million;

●
An increase in cash used for additions to mineral properties of US$5.7 million.  During the 2010 period, Vista undertook an exploration and development drilling program at the Mt. Todd gold mine.  There were no similar programs during the 2009 period; and

●
A decrease in the proceeds received upon the disposal of a mineral property.  In June 2009, Vista sold most of its remaining patented mining claims in Colorado for US$188,000.  There were no similar transactions during the 2010 period.

Financing Activities
Net cash provided by financing activities was US$31.1 million for the year ended December 31, 2010, as compared to US$19.8 million in 2009.  The increase of US$11.3 million was primarily the result of the completion of the October 2010 private placement of special warrants in which Vista offered and sold 14,666,739 special warrants for net proceeds after legal and other fees of US$33.3 million, as compared to the completion of public offerings in September of 2009 in which Vista offered and sold an aggregate 10.12 million Common Shares, for net proceeds of US$20.4 million.

Liquidity and Capital Resources
At December 31, 2010, Vista’s total assets were US$120.4 million, as compared to US$92.6 million as of December 31, 2009. There were no long-term liabilities at December 31, 2010.  Long-term liabilities totaled US$25.2 million at December 31, 2009.  At December 31, 2010, Vista had working capital of US$18.5 million, as compared to US$29.4 million on December 31, 2009.

Selected Financial Data	Years ended December 31,
US $000's, except loss per share	2010	2009
Results of operations
Net loss	$(9,614)	$(1,942)
Basic and diluted loss per share	$(0.20)	$(0.05)

Net cash used in operations	$(8,671)	$(7,883)
Net cash provided by (used in) investing activities	(11,008)	3,268
Net cash provided by financing activities	31,109	19,757

Financial position
Current assets	$42,625	$30,317
Total assets	120,442	92,573
Current liabilities	24,135	926
Total liabilities	24,135	26,093
Shareholders' equity	96,307	66,480

Working capital	$18,490	$29,391

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-K for the fiscal year ending December 31, 2010, including our Management Discussion & Analysis, visit www.sec.gov, www.sedar.com, or www.vistagold.com.   A conference call with management to review our year-end financial results for 2010 and corporate and project activities is scheduled on Thursday March 17, 2011 at 9:00 a.m. MDT.

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:
http://www.snwebcastcenter.com/event/?event_id=1647
This call will be archived and available at www.vistagold.com after March 22, 2011.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 118942

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, and the Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the Preliminary Feasibility Study referred to in this press release use the term "proven and probable reserves" and "mineral reserves". We advise U.S. investors that while these terms are defined in and required by Canadian regulations, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves.  This press release uses the term "resources." We advise U.S. investors that while this term is defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the timing and completion of the bankable feasibility study at the Mt. Todd  gold project, the timing and completion of the permitting of the Mt. Todd and Concordia gold projects, the timing and completion of the combination with Midas Gold Inc,, the potential value of the combination with Midas Gold Inc., the completion of the current exploration project at the Guadalupe de los Reyes gold and silver project, the potential expansion of the resource estimate at the Guadalupe de los Reyes gold and silver project, and resource and reserve estimates , and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “plan”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, factors affecting the timing and completion of the Mt. Todd bankable feasibility study, risks and uncertainties regarding the timing and completion of the permitting at the Concordia and Mt. Todd gold projects, uncertainty regarding shareholder and regulatory approvals of the combination with Midas Gold Inc., uncertainty regarding the future value of the combined Midas Gold Corp., risks and uncertainty regarding the drilling program at Guadalupe de los Reyes, uncertainty of resource and reserve estimates, estimates of results based on such resource and reserve estimates, risks relating to cost increases for capital and operating costs, , risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2011, and other documents filed with the SEC and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.